Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made by and between Maria Koehler (“Employee” or “you”) and Repare Therapeutics USA Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee has been employed by the Company as its Executive Vice President and Chief Medical Officer on an at-will basis pursuant to that June 12, 2020, employment agreement between Employee and the Company, as amended on July 13, 2023 (the “Employment Agreement”);

WHEREAS, Employee provided notice of her intent to resign her employment effective March 31, 2025 (the “Separation Date”);

WHEREAS, Employee and the Company wish to resolve Employee’s separation amicably by the terms contained in this Agreement; and

WHEREAS, the Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

THEREFORE, the Parties agree as follows:

1.
Transition Period and Separation Date. Employee’s last day of work with the Company and Employee’s employment termination date will be March 31, 2025 (the “Separation Date”). In consideration for the promises and covenants contained herein, and provided that Employee executes and effectuates this Agreement, between the execution date of this Agreement and the Separation Date, Employee will remain an at-will, full-time employee of the Company with Employee’s same base salary and benefits and will work cooperatively with the Company to transition Employee’s various roles, duties and responsibilities to designated personnel (the period between now and the Separation Date being the “Transition Period”). During the Transition Period, Employee must continue to comply with all of the Company’s policies and procedures and with all of Employee’s statutory and contractual obligations to the Company. Employee agrees to perform Employee’s Transition Period duties in good faith and in a manner consistent with all laws applicable to the business of the Company. If at any time during the Transition Period, the Company determines that it no longer requires Employee’s full-time transition related services, then for the remainder of the Transition Period, Employee may work remotely and shall perform only those ad hoc transition related services as requested by the Company from time to time. The Transition Period shall immediately terminate, and Employee will not receive any of the Separation Benefits (described and defined below) in the event that Employee voluntarily resigns her employment or is terminated for “Cause”, as defined in the Employment Agreement, during the Transition Period.
2.
Accrued Salary. On the next regularly scheduled payroll date after the Separation Date, the Company will pay Employee all accrued salary and all accrued but unused vacation pay earned through the Separation Date, subject to standard payroll deductions and withholdings.
3.
Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Employee may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options and RSUs.
4.
Expense Reimbursements. Employee agrees that, within thirty (30) days after the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses she incurred through the Separation Date, if any, for which she seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice within thirty (30) days of presentation by Employee
5.
Separation Benefits. In consideration of Employee’s agreements and undertakings in this Agreement, including but not limited to, the release of claims set forth below, and provided that Employee: (a) signs and causes this Agreement to become effective; (b) does not voluntarily resign and is not terminated for Cause during the Transition Period; (c) fully complies with the terms of this Agreement; and (d) executes and causes to become effective the supplemental release of claims attached hereto as Exhibit A (the “Supplemental Release”) within the time period allotted therein, the Company will provide Employee with the following “Separation Benefits”:
(a)
A severance payment equal to nine (9) months of Employee’s current base salary in the gross amount of $378,750, less applicable withholdings and deductions (the “Severance Payment”). The Severance Payment will be payable in equal monthly installments in accordance with the Company’s regular payroll practices, the first installment of which shall commence on the first payroll period following the effective date of the Supplemental Release (as defined therein), with the initial payment including a catch-up payment to cover any amounts retroactive to the date immediately following the Separation Date;
(b)
An additional severance award in the gross amount of $150,000, less applicable withholdings and deductions, payable within thirty (30) days of the effective date of the Supplemental Release (as defined therein);
(c)
To the extent that Employee is currently participating in the Company’s group health insurance plans, Employee’s medical coverage will cease on March 31, 2025. As additional consideration for Employee’s agreements and undertakings in this Agreement, and provided that Employee timely elects continued coverage under COBRA, then the Company shall pay the Employer portion of Employee’s COBRA premiums to continue Employee’s health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months from the Separation Date; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA coverage for any reason. In the event that Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company in writing;
(d)
Provided that Employee executes the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) and makes herself available to provide at a total of eighty (80) hours of consulting services to the Company during the term of the Consulting Agreement, and is not terminated for Cause during the Consulting Term as defined therein, the Company will pay to Employee the second installment of the “Special Cash Award” pursuant to the Special Cash Award Agreement, dated November 1, 2024, in the gross amount of $86,250, less applicable withholding and deductions, payable no later than May 31, 2025;

(e)
All stock options that are subject to a time-based vesting schedule and that are held by the Employee, which would have vested if Employee had remained employed for an additional nine (9) months following the Separation Date, shall vest and become exercisable effective as of the Separation Date, and all outstanding stock options held by Employee, including any such stock options that vest in accordance with the foregoing, shall remain exercisable until the earlier of (i) the expiration of the term of such stock options and (ii) nine (9) months following the Separation Date (provided that for any stock options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the period during which the stock options may be exercised will not be extended beyond the period set forth in the applicable option agreement), and (ii) a prorated portion of all other outstanding equity awards (including, without limitation, restricted stock unit awards) that are subject to a time-based vesting schedule and that are held by Employee shall vest effective as of the Separation Date, representing a total of nine (9) months of additional vesting, as if each award vested on a monthly basis and without regard to the original vesting schedule; and
(f)
In the event that the Company undergoes a Change in Control (as that term is defined in the Repare Therapeutics Inc. 2020 Equity Incentive Plan) within three (3) months after the expiration of the Consulting Term (as that term is defined in the Consulting Agreement), then in lieu of the Separation Benefits provided above, Employee shall be entitled to the Change in Control severance benefits provided pursuant to Section 5.7 of the Employment Agreement. Notwithstanding anything to the contrary set forth herein or in any other plan or document, if the Company enters into a definitive agreement during the three (3) month period after the expiration of the Consulting Term that would result in a Change in Control after the expiration of that three (3) month period, then the three (3) month period shall automatically be extended to until the Change in Control occurs.
6.
Resignation from Positions. As of the Separation Date, Employee shall be deemed to have resigned from all positions that Employee holds as an officer or member of the Company’s Board of Directors (or a committee thereof) or any of its or their affiliates and as a fiduciary or trustee of any benefit plans sponsored or maintained by the Company or any of its affiliates. Employee agrees that she will execute all documents required to effectuate such resignations.
7.
Release of Claims.
(a)
General Release of Claims. In exchange for the consideration provided to Employee under this Agreement to which Employee would not otherwise be entitled, Employee hereby generally and completely releases the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to Employee’s employment with the Company or the separation of that employment; (ii) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights

Act of 1964, the federal Americans with Disabilities Act of 1990, the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts overtime regulations (M.G.L. c. 151 sections 1A and 1B), and the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101) and the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee has been advised that Employee has the right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period of not less than five business days in which to do so. Employee further acknowledges and agrees that, in the event Employee signs this Agreement prior to the end of the reasonable time period provided by the Company, Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
ADEA Release. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee has under the ADEA, and that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (i) Employee’s waiver and release does not apply to any rights or claims arising after the date Employee signs this Agreement; (ii) Employee should consult with an attorney prior to signing this Agreement (although Employee may choose voluntarily not to do so); (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign it sooner); (iv) Employee has seven (7) days following the date she signs this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it (the “Effective Date”).
(d)
Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.
(e)
Exceptions. Notwithstanding the foregoing, Employee is not releasing the Company hereby from: (i) any obligation to indemnify Employee pursuant to the Articles and Bylaws of the Company as currently written, any valid fully executed indemnification agreement with the Company, which the Company acknowledges is in full force and effect and a valid obligation of the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
(f)
Protected Rights. Employee understands that nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government

Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights she may have to individual relief based on any claims that she has released and any rights she has waived by signing this Agreement. Nothing in this Agreement (i) prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (ii) waives any rights Employee may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
8.
Return of Company Property. Employee agrees that within five (5) days of the Separation Date or sooner if so requested by the Company, Employee will return to the Company all Company documents (and all copies thereof) and other Company property in Employee’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Employee agrees that she will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If Employee has used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, Employee shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Notwithstanding the above, Employee shall have use of the Company’s laptop and all equipment and access to the Company’s systems to the extent reasonably necessary to perform any consulting services.
9.
Announcements. Neither party shall make, or permit any person to make, any public announcement regarding the existence of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, expect as requirement by law, any governmental or regulatory authority (including any relevant securities exchange), any court or any other authority of competent jurisdiction.
10.
Confidential Information and Post-Termination Obligations. Employee acknowledges and reaffirms her continuing obligations pursuant to Sections 7-10 and 13 the Employment Agreement (the “Post-Employment Obligations”) in accordance with their terms. For the avoidance of doubt, the Post-Employment Obligations shall remain in full force and effect during the Transition Period, as well as during and after the term of the Consulting Agreement.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by both Employee and the Company and will not be publicized or disclosed by Employee in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to her immediate family and both Employee and the Company may disclose this Agreement in confidence to their her attorneys, accountants, tax preparers and financial advisors; (b) Employee and the Company may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) Employee may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of her rights under Section 7 of the National Labor Relations Act, if applicable.
12.
Non-Disparagement. Except to the extent permitted by the “Protected Rights” Section above, Employee agrees not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that Employee may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains Employee from making disclosures protected under the whistleblower provisions of federal or state law or from exercising Employee’s rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company’s current officers and directors shall not disparage Employee or her employment with the Company. All reference inquiries regarding employee shall be referred by the Company to Tom Civik or Steven Stein for response, which shall include only Employee’s dates of employment and position(s) held.
13.
No Voluntary Adverse Action. Employee agrees that she will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.
Cooperation. Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making herself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will pay Employee her then current consulting rate for any time reasonably incurred in cooperating in accordance with this Section and shall also reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate Employee’s scheduling needs.
15.
No Admissions. Employee understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to Employee or to any other person, and that the Company makes no such admission.
16.
Representations. Employee hereby represents that she has received all leave and leave benefits and protections for which Employee is eligible pursuant to the Family and Medical Leave Act, or otherwise and has not suffered any on-the-job injury for which Employee has not already filed a workers’ compensation claim.
17.
Dispute Resolution. Employee and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, Employee’s employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration

Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. Employee will have the right to be represented by legal counsel at any arbitration proceeding, at her expense. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
18.
Miscellaneous. This Agreement, together with its exhibits and the Post-Employment Obligations, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Massachusetts without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

[SINGATURE PAGE TO FOLLOW]

If this Agreement is acceptable to you, please sign below and return the original to me no earlier than the Separation Date. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

Sincerely,

By: /s/ Steve Forte

Steve Forte

EVP, Chief Financial Officer

I have read, understand and agree fully to the foregoing Agreement:

By: /s/ Maria Koehler

Maria Koehler

Date: February 24, 2025